Exhibit 99.1

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Unaudited)

On December 1, 2009, BlackRock, Inc. (“BlackRock” or the “Company”) acquired from Barclays Bank PLC (“Barclays”) all of the outstanding equity interests of subsidiaries of Barclays conducting the investment management business of Barclays Global Investors (“BGI”) in exchange for capital shares valued at $8.53 billion and $6.65 billion in cash.

The unaudited pro forma condensed combined statement of income and explanatory notes of BlackRock set forth below for the year ended December 31, 2009 give effect to the acquisition of BGI accounted for as a purchase business combination, as if the acquisition occurred on January 1, 2009.

The unaudited pro forma condensed combined statement of income is provided for informational purposes only and does not purport to reflect the results of BlackRock’s operations had the transaction actually been consummated on January 1, 2009. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had BlackRock and BGI filed consolidated income tax returns during the periods presented.

The purchase accounting adjustments within this pro forma condensed combined statement of income are based on estimates and assumptions and therefore are subject to revision. However, at this time, BlackRock does not expect additional material changes.

BlackRock, Inc.

Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2009

(Dollars in millions, except per share data)

(unaudited)

			Pro Forma Adjustments
	BlackRock, Inc. As Reported	Barclays Global Investors (Historical) (1)	Reclasses and Eliminations		Purchase Price Allocation/ Financing Costs/Tax		BlackRock, Inc. Pro Forma
Revenue:
Investment advisory, administration fees and securities lending revenue	$3,826	$2,365	$418	A	$—
			32	B	—		$6,641
Investment advisory performance fees	202	—	50	A	—		252
BlackRock Solutions and advisory	477	—	(7)	C	—		470
Distribution fees	100	—	—		—		100
Securities lending revenue	—	468	(468)	A	—		—
Broker commission revenue	—	33	(33)	A	—		—
Interest income from consolidated funds	—	317	(317)	B	—		—
Other revenue	95	85	33	A	—		213

Total revenue	4,700	3,268	(292)		—		7,676

Expenses:
Employee compensation and benefits	1,802	1,496	(20)	A
			(359)	H	—		2,919
Distribution and servicing costs	477	—	11	A	—		488
Amortization of deferred sales commissions	100	—	—		—		100
Direct fund expenses	95	—	339	A	—		434
Professional services	—	401	(401)	A	—		—
Fees paid to related parties	—	44	(44)	A	—		—
Travel, entertainment and promotion	—	123	(123)	A	—		—
Systems development and production	—	67	(67)	A	—		—
Occupancy and equipment	—	113	(113)	A	—		—
Broker commission expense	—	7	(7)	A	—		—
Other expenses	—	32	(32)	A	—		—
General and administration	779	—	423	A
			(7)	C
			(123)	H	(14)	F	1,058

Capital support from Barclays for certain BGI cash management funds	—	—	(1,249)	A	—		(1,249)
Restructuring charges	22	—	29	A	—		51
Amortization of intangible assets	147	—	5	A	—
			(5)	D	14	E	161

Total expenses	3,422	2,283	(1,743)		—		3,962

Operating income	1,278	985	1,451		—		3,714
Non-operating income (expense)	(6)	1,269	(1,249)	A	—
			(12)	B	(93)	G	(91)

Income before income taxes	1,272	2,254	190		(93)		3,623
Income tax expense	375	694	—		150	I	1,219

Net income	897	1,560	190		(243)		2,404
Less:
Net income (loss) attributable to non-controlling interests	22	297	(297)	B	—		22

Net income attributable to BlackRock, Inc.	$875	$1,263	$487		($243)		$2,382

Earnings per share:
Basic	$6.24						$12.41
Diluted	$6.11						$12.23
Weighted-average shares outstanding:
Basic	136,669,164				34,376,169	J
					17,264,561	K	188,309,894
Diluted	139,481,449				34,376,169	J
					17,264,561	K	191,122,179

(1)	For the eleven months ended November 30, 2009.

See accompanying notes to condensed combined pro forma statement of income.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

1. Barclays Global Investors Transaction

BlackRock acquired from Barclays all of the outstanding equity interests of subsidiaries of Barclays conducting the investment management business of BGI in exchange for an aggregate of 37,566,771 shares of BlackRock common stock and participating preferred stock, and $6.65 billion in cash (the “BGI Transaction”). The fair value of the 37,566,771 shares at closing, on December 1, 2009, was $8.53 billion, at a price of $227.08 per share, the closing price of BlackRock’s common stock on November 30, 2009.

The acquisition of BGI brought together market leaders in active and index strategies to create the preeminent asset management firm, which at December 31, 2009 managed approximately $3.346 trillion on behalf of institutional, retail and high net worth investors worldwide. The combined firm’s products include passively and actively managed equities, fixed income, multi-asset class, cash management, and alternatives and offers clients diversified access to global markets through separate accounts, collective trusts, mutual funds, exchange-traded funds, hedge funds, and closed-end funds. The following tables present the mix of BlackRock’s combined assets under management as of December 31, 2009 by asset class and management style and the mix by client type.

By Asset Class and Management Style	% of total	By Client Type	% of total
Fixed income		Institutional	74%
Active	18%	iShares	15%
Index	14%	Retail & High Net Worth	11%

		Total	100%

Equity
Active	11%
Index	35%

Multi-asset class	4%
Alternative	3%

Subtotal	85%

Cash management	10%
Advisory	5%

Total	100%

The shares of common stock issued to Barclays pursuant to the BGI Transaction represented approximately 4.8% of the outstanding shares of common stock of BlackRock immediately following the closing of the transaction, and the total equity consideration represented approximately an aggregate 19.8% economic interest in BlackRock immediately following the closing of the transaction. Barclays generally is restricted from purchasing additional shares of BlackRock common or preferred stock if it would result in Barclays holding more than 4.9% of the total voting power of BlackRock or more than 19.9% of the total capital stock of BlackRock on a fully diluted basis. In addition, Barclays is restricted from transferring 100% of its BlackRock capital stock for one year after closing and 50% of its BlackRock capital stock for the next subsequent year, without the prior written consent of BlackRock.

The cash portion of the purchase price was funded through a combination of existing cash, issuance of short-term debt, which was replaced with long-term debt in December 2009 subsequent to closing, and proceeds from the issuance of 19,914,652 capital shares, at a price of $140.60, to a group of institutional investors, including The PNC Financial Services Group, Inc. (“PNC”).

The BGI Transaction was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities and non-controlling interests assumed based upon their estimated fair values at the date of the transaction. The excess of the final purchase price over the fair value of assets acquired and liabilities and non-controlling interests assumed was recorded as goodwill.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

1. Barclays Global Investors Transaction (continued)

A summary of the fair values of the assets acquired and liabilities and non-controlling interests assumed on December 1, 2009 in this acquisition is as follows:

(Dollar amounts in millions)	Estimate of Fair Value (1)
Accounts receivable	$581
Investments	125
Separate account assets	116,301
Collateral held under securities lending agreements	23,498
Property and equipment	203
Finite-lived intangible management contracts (intangible assets)	156
Indefinite-lived intangible management contracts (intangible assets)	9,810
Trade names / trademarks (indefinite-lived intangible assets)	1,403
Goodwill	6,910
Other assets	366
Separate account liabilities	(116,301)
Collateral liability under securities lending agreements	(23,498)
Deferred tax liabilities	(3,791)
Accrued compensation and benefits	(885)
Other liabilities assumed	(740)
Non-controlling interests assumed	(12)

Total consideration, net of cash acquired	$14,126

Summary of consideration, net of cash acquired:
Cash paid	$6,650
Cash acquired	(1,055)
Capital stock at fair value	8,531

Total cash and stock consideration	$14,126

(1)	As reported in BlackRock’s Form 10-Q for the quarter ended June 30, 2010, which was filed with the Securities and Exchange Commission on August 6, 2010.

At this time, except for the items noted below, the Company does not expect additional material changes to the value of the assets acquired or liabilities assumed in conjunction with the BGI Transaction.

•

As management receives additional tax related information the following items are subject to change: deferred income tax assets and liabilities, goodwill, other assets, due from and to related parties and other liabilities.

Finite-lived intangible management contracts have a weighted-average estimated useful life of approximately 10 years and are amortized on the straight-line method.

The fair value of BGI finite-lived intangible management contracts consists primarily of separate accounts and custom segregated funds and the fair value of BGI indefinite-lived intangible management contracts consists primarily of exchange-traded funds, common and collective trusts and open-end funds.

The fair value of acquired trade names/trademarks was determined using a royalty rate based primarily on normalized marketing and promotion expenditures to develop and support the brands globally.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

2. Basis of Pro Forma Presentation

BlackRock’s unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 was derived from the Company’s consolidated statement of income for the year ended December 31, 2009, which was filed with the SEC on Form 10-K on March 10, 2010, and the unaudited condensed combined statement of income and other comprehensive income for BGI for the eleven months ended November 30, 2009. BlackRock’s consolidated statement of income for the year ended December 31, 2009, included $312 million of revenue, $141 million of operating income and $94 million of net income attributable to BlackRock, Inc. that BGI contributed subsequent to the closing of the BGI Transaction on December 1, 2009. The pro forma condensed combined statement of income has been prepared as if the BGI Transaction occurred on January 1, 2009.

The unaudited pro forma condensed combined statement of income should be read in conjunction with the consolidated financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations contained within BlackRock’s Form 10-K, referenced above.

All significant transactions between BGI and BlackRock have been eliminated from the pro forma condensed combined statement of income.

In addition, in deriving BlackRock’s pro forma condensed combined statement of income, an assumption was made that BlackRock’s estimated combined statutory tax rate for 2009 was 38%. There are a number of factors which can have an impact on BlackRock’s estimated post-merger effective tax rate, however, it is expected that this rate will be lower than its estimated post-merger statutory rate. See Note 4, Pro Forma Adjustments - I.

The unaudited pro forma condensed combined statement of income does not purport to be indicative of actual results of BlackRock’s operations, or of BlackRock’s future results of operations, had BlackRock’s acquisition of BGI on December 1, 2009 actually been consummated on January 1, 2009. The pro forma adjustments reflecting the allocation of the purchase price to the BGI assets acquired and liabilities and non-controlling interests assumed and the effect thereof on pro forma adjustments to the unaudited pro forma condensed combined statement of income are based on estimates and are subject to finalization. The pro forma combined provision for income taxes may not represent the amount that would have resulted had BlackRock and BGI filed consolidated income tax returns during the period presented.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

3. Earnings per Common Share

The pro forma combined basic and diluted earnings per share (“EPS”) for the period presented are based on the pro forma weighted-average number of shares of common stock of BlackRock during the period.

Due to the similarities in terms between BlackRock series A, B, C and D non-voting participating preferred stock and BlackRock’s common stock, BlackRock considers each series of non-voting participating preferred stock to be common stock equivalents for purposes of EPS calculations. As such, BlackRock has included the non-voting participating preferred stock in the calculation of average basic and diluted shares outstanding for the year ended December 31, 2009.

The following table presents the computations of pro forma basic and diluted EPS for the year ended December 31, 2009:

(Dollar amounts in millions, except per share data)	For the Year Ended December 31, 2009
	Basic	Diluted
Pro forma net income attributable to BlackRock, Inc. allocated to:
Common shares	$2,337	$2,337
Participating RSUs	45	45

Pro forma total net income attributable to BlackRock, Inc.	$2,382	$2,382

Weighted-average common shares outstanding, as reported	136,669,164	139,481,449
Shares issued to Barclays (1)	34,376,169	34,376,169
Shares issued to other equity investors (2)	17,264,561	17,264,561

Pro forma weighted-average common shares outstanding	188,309,894	191,122,179

Pro forma EPS attributable to BlackRock, Inc., common stockholders	$12.41	$12.23

(1)	See Note 4, Pro Forma Adjustments - J, for further discussion
(2)	See Note 4, Pro Forma Adjustments - K, for further discussion

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

4. Pro Forma Adjustments

The pro forma condensed combined statement of income has been prepared as if the BGI Transaction and financing had been completed on January 1, 2009. Pro forma adjustments have been made:

A.	To reclassify securities lending revenue, performance fees, broker commission revenue, direct fund expenses, professional services, fees paid to related parties, travel, entertainment and promotion, systems development and production, occupancy and equipment, broker commission expense, other expenses, restructuring charges, amortization of intangibles of BGI and capital support expenses ($1.249 billion gain for the eleven months ended November 30, 2009) to conform to BlackRock’s presentation.

B.	To reflect the deconsolidation of certain BGI sponsored cash management investment funds. BlackRock is not the primary beneficiary of the funds as obligations to cover certain losses of the funds have remained with Barclays, as Barclays continued to have the capital support agreements after the BGI Transaction.

C.	To eliminate an intercompany transaction between BlackRock and BGI.

D.	To eliminate BGI’s historical amortization of $5 million of its intangible assets for the eleven months ended November 30, 2009.

E.	To record the amortization of the acquired $156 million finite-lived intangible assets on a straight-line basis with a weighted-average estimated useful life of approximately 10 years.

F.	To record the amortization of the $9 million fair value adjustment to property and equipment with a weighted-average estimated useful life of 3 years offset by an elimination of amortization of $17 million for the eleven months ended November 30, 2009, resulting from the $63 million fair value reduction adjustment resulting from a write-off of certain BGI capitalized software.

G.	To reflect interest expense related to $3.0 billion of debt financing to fund a portion of the $6.65 billion cash consideration paid to Barclays on December 1, 2009. The remainder of the cash consideration was financed via $2.8 billion of proceeds from issuing equity, of which $300 million was issued in June 2009, and $850 million of cash on hand.

•	At the close of the transaction $3.0 billion of short-term debt was incurred, composed of commercial paper with a weighted-average interest rate (inclusive of issuance costs) of approximately 0.20%.

•

On December 10, 2009 BlackRock issued $2.5 billion in aggregate principal amount of unsecured and unsubordinated obligations. These notes were issued as three separate series of senior debt securities including $0.5 billion of 2.25% notes, $1.0 billion of 3.50% notes and $1.0 billion of 5.0% notes maturing in December 2012, 2014 and 2019, respectively. Net proceeds of this offering were used to repay a portion of the short-term debt incurred at closing.

•

This pro forma adjustment reflects interest expense related to the $2.5 billion of long-term debt incurred with a weighted-average interest rate of approximately 3.90% and $0.5 billion of short-term debt with a weighted-average interest rate (inclusive of issuance costs) of approximately 0.20%.

H.	To eliminate the following costs as they were deemed to be one-time costs directly attributable to the BGI Transaction: (i) $183 million of BlackRock pre-merger transaction and integration costs in conjunction with the BGI Transaction including $123 million of advisory fees, legal fees, consulting expenses and $60 million of compensation expense which have been expensed as incurred by BlackRock during the year ended December 31, 2009 and (ii) $299 million of BGI costs related to acceleration of certain compensation costs that were triggered due to the BGI Transaction.

I.	To record income tax expense for the pro forma adjustments using the estimated combined statutory tax rate of 38% for 2009.

J.	To adjust basic and diluted shares for stock issued to Barclays for the BGI Transaction. Weighted-average basic shares outstanding for the period represents the sum of BlackRock pre-transaction average shares outstanding plus the 37,566,771 capital shares issued to Barclays of which 34,376,169 were assumed to be outstanding as 3,190,602 capital shares were previously included in BlackRock’s reported weighted-average shares outstanding for the year ended December 31, 2009.

K.	To adjust basic and diluted shares for stock issued to a group of institutional investors, including PNC. 19,914,652 capital shares were issued of which 17,264,561 were assumed to be outstanding as 2,650,091 capital shares were previously included in BlackRock’s reported weighted-average shares outstanding for the year ended December 31, 2009.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

5. Significant BGI Costs and Benefits Not Included as Pro Forma Adjustments

For purposes of the pro forma financial information, the following items which are in BGI’s historical results and have not been removed from the BlackRock, Inc. pro forma results as they were not directly attributable to the BGI Transaction:

•

A pre-tax benefit of $1.249 billion, for the eleven months ended November 30, 2009 related to the revaluation of a derivative associated with the reimbursement to Barclays for Barclays capital support for certain BGI cash management products. The liability to reimburse Barclays for its capital support of these products was not assumed in the transaction. BGI’s tax expense for the eleven months ended November 30, 2009 included a non-recurring tax expense of $381 million related to this benefit.

•	A pre-tax expense of $29 million for the eleven months ended November 30, 2009 related to a BGI restructuring, which was independent from the sale of BGI to BlackRock.

•	A pre-tax non-operating gain of $1 million for the eleven months ended November 30, 2009 related to valuation changes for certain investments that were not acquired by BlackRock.

If such costs and benefits were excluded, the pro forma diluted EPS for 2009 would have decreased by $4.37.

6. Additional Costs Incurred Subsequent to Closing of the BGI Transaction

Subsequent to the close of the transaction, BlackRock has incurred additional transaction and integration costs and will continue to do so over a period of up to one year after the BGI Transaction as well as additional stock-based compensation related to grants of new awards, which will be material.

7. Non-GAAP Pro Forma Results

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes that evaluating the Company’s operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

These non-GAAP adjustments are in addition to the pro forma adjustments included in the pro forma condensed combined statement of income. Computations for the period are derived from the Company’s pro forma condensed combined statement of income as follows:

(a) Operating income, pro forma, as adjusted, and operating margin, pro forma, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

7. Non-GAAP Pro Forma Results (continued)

(Dollar amounts in millions)	Year Ended
December 31, 2009
Operating income, pro forma, GAAP basis	$3,714
Non-GAAP adjustments:
PNC LTIP funding obligation	59
Merrill Lynch compensation contribution	10
BlackRock and BGI restructuring charges	51
Compensation expense related to appreciation (depreciation) on deferred compensation plans	18
Capital support from Barclays for certain BGI cash management funds	(1,249)

Operating income, pro forma, as adjusted	2,603
Closed-end fund launch costs	2
Closed-end fund launch commissions	1

Operating income used for operating margin measurement	$2,606

Revenue, pro forma, GAAP basis	$7,676
Non-GAAP adjustments:
Distribution and servicing costs	(488)
Amortization of deferred sales commissions	(100)

Revenue used for operating margin measurement	$7,088

Operating margin, pro forma, GAAP basis	48.4%

Operating margin, pro forma, as adjusted	36.8%

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

7. Non-GAAP Pro Forma Results (continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, pro forma, as adjusted:

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, a portion of which has been received, has been excluded because these charges ultimately do not impact BlackRock’s book value.

BlackRock and BGI restructuring charges, incurred independent from the BGI Transaction, recorded in 2009 consist of compensation costs, occupancy costs and professional fees. The expenses associated with restructuring costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help enhance the comparability of this information to prior periods. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

A pre-tax benefit related to capital support of certain BGI cash management products has been excluded from operating income, as adjusted, as the liability to reimburse Barclays for its capital support of these products was not assumed in the transaction.

Operating margin, pro forma, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact the Company’s results until future periods.

Operating margin, as adjusted, allows the Company to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may fluctuate based on market movements, such as restructuring charges, closed-end fund launch costs, commissions, capital support of certain BGI cash management products and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. The Company also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance to other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of the Company’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes that excluding such costs is useful to BlackRock because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

7. Non-GAAP Pro Forma Results (continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, pro forma, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, equals non-operating income (expense), GAAP basis, less net income (loss) attributable to NCI, GAAP basis, adjusted for compensation expense associated with depreciation (appreciation) on investments related to certain BlackRock deferred compensation plans. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

(Dollar amounts in millions)	Year Ended December 31, 2009
Non-operating income (expense), pro forma, GAAP basis	$(91)
Less: Net income (loss) attributable to NCI	22

Non-operating income (expense) (1)	(113)

Compensation expense related to (appreciation) depreciation on deferred compensation plans	(18)

Non-operating income (expense), less net income (loss) attributable to NCI, pro forma, as adjusted	$(131)

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

7. Non-GAAP Pro Forma Results (continued)

(c) Net income attributable to BlackRock, Inc., pro forma, as adjusted:

Management believes that net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value.

(Dollar amounts in millions, except per share data)	Year Ended December 31, 2009

Net income attributable to BlackRock, Inc., pro forma, GAAP basis	$2,382
Non-GAAP adjustments, net of tax: (d)
PNC LTIP funding obligation	41
Merrill Lynch compensation contribution	7
BlackRock and BGI restructuring charges	33
Income tax law changes/other tax adjustment (d)	(30)
Capital support from Barclays for certain BGI cash management funds	(868)
Non operating income for investments not acquired	(1)

Net income attributable to BlackRock, Inc., pro forma, as adjusted	$1,564

Allocation of net income attributable to BlackRock, Inc., pro forma, as adjusted: (f)
Common shares (e)	$1,535
Participating RSUs	29

Net income attributable to BlackRock, Inc., pro forma, as adjusted	$1,564

Diluted weighted-average common shares outstanding (e)	191,122,179

Diluted earnings per common share, pro forma, GAAP basis (e)	$12.23

Diluted earnings per common share, pro forma, as adjusted (e)	$8.03

The portion of the compensation expense associated with certain LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the Merrill Lynch cash compensation contribution, a portion of which has been received, has been excluded from net income attributable to BlackRock, Inc., as adjusted, because these charges ultimately do not impact BlackRock’s book value.

The BlackRock and BGI restructuring charges reflected in GAAP net income attributable to BlackRock, Inc. have been deemed non-recurring by management and have been excluded from net income attributable to BlackRock, Inc., as adjusted, to help enhance the comparability of this information to prior reporting periods.

During third quarter 2009, legislation was enacted primarily with respect to New York City corporate income taxes, effective January 1, 2009, which resulted in a revaluation of deferred income tax assets and liabilities. The resulting decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as it is non-recurring, it does not ultimately impact cash flows and to enhance comparability to prior reporting periods.

The post-tax benefit related to capital support of certain BGI cash management products has been excluded from net income attributable to BlackRock, Inc., as adjusted, as the liability to reimburse Barclays for its capital support of these products was not assumed in the transaction.

BlackRock, Inc.

Notes to Pro Forma Condensed Combined Statement of Income

(Unaudited)

7. Non-GAAP Pro Forma Results (continued)

(d) The BGI transaction / integration costs were effected at 38% in the net income attributable to BlackRock, Inc., pro forma. These costs as well as the other non-GAAP adjustments were tax effected at 30%, the effective tax rate in the net income attributable to BlackRock, Inc., pro forma, as adjusted.

(e) Series A, B, C and D non-voting participating preferred stock are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units (“RSUs”) are not included in this number as they are deemed participating securities in accordance with ASC 260-10, Earnings per Share (“ASC 260-10”).

(f) Allocation of net income attributable to BlackRock, Inc., as adjusted, to common shares and participating RSUs is calculated pursuant to the two-class method as defined in ASC 260-10.